As filed with the Securities and Exchange Commission on April 25, 2012
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DATAWATCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	02-0405716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Quorum Office Park
271 Mill Road
Chelmsford, Massachusetts 01824
(978) 441-2200
(Address of Principal Executive Offices) (Zip Code)

2011 Equity Compensation and Incentive Plan
(Full title of the plan)

Michael A. Morrison
President, Chief Executive Officer and Director
DATAWATCH CORPORATION
Quorum Office Park
271 Mill Road
Chelmsford,  Massachusetts 01824
(Name and address of agent for service)

(978) 441-2200
(Telephone number, including area code, of agent for service)

Copy to:

William B. Asher, Jr., Esq.
CHOATE, HALL & STEWART LLP
Two International Place
Boston, MA  02110
(617) 248-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price	Amount of Registration Fee(4)
2011 Equity Compensation and Incentive Plan, Common Stock, $.01 par value	537,500 shares	$13.42(2)	$7,213,250	$826.64
2011 Equity Compensation and Incentive Plan, Common Stock, $.01 par value	62,500 shares	$4.97(3)	$310,625	$35.60
Total	600,000 shares		$7,523,875	$862.24

(1)
In addition to the 600,000 shares of Common Stock, $.01 par value per share (the “Common Stock”), of Datawatch Corporation (“Datawatch” or the “Company”) registered hereunder for issuance under Datawatch’s 2011 Equity Compensation and Incentive Plan (the “2011 Plan”), this Registration Statement shall also cover (i) the number of shares of Common Stock remaining available for grant and previously registered for issuance under the Company’s 2006 Equity Compensation and Incentive Plan (the “2006 Plan”) as of the date of the 2011 Plan’s adoption by the stockholders of the Company, plus (ii) the number of shares of Common Stock that would have become available for issuance under the 2006 Plan following the adoption of the 2011 Plan due to the expiration, termination, surrender or forfeiture of an award under the 2006 Plan.

(2)
The price of $13.42 per share, which is the average of the high and low sale prices per share of Common Stock on the NASDAQ SmallCap Market on April 16, 2012 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) and has been used only for those shares without a fixed exercise price.

(3)
Such shares are issuable upon exercise of outstanding options with fixed exercise prices.  Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(4)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Datawatch Corporation (“Datawatch” or the “Company”) with the SEC are incorporated in this Registration Statement by reference as of their respective dates:

(a)	Datawatch’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (File No. 000-19960);

(b)
Datawatch’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2011 (File No. 000-19960) and Datawatch’s Current Reports on Form 8-K filed on November 15, 2011, January 26, 2012, March 2, 2012 and April 5, 2012 (File No. 000-19960); and

(c)
The section entitled “Description of Registrant’s Securities to be Registered” contained in Datawatch’s Registration Statement on Form S-1, as amended, which was incorporated by reference in Datawatch’s Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act (File No. 33-46290).

All documents subsequently filed with the SEC by Datawatch pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law and our Certificate of Incorporation provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities.  In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Datawatch, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.  We refer you to our Restated Certificate of Incorporation filed as Exhibit 3.2 to our Registration Statement on Form S-1 filed with the SEC on March 17, 1992 (File No. 33-46290) and the Certificate of Amendment thereto filed as Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 filed with the SEC on December 28, 2001 (File No. 000-19960).

We maintain directors’ and officers’ liability insurance to insure our directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS

Exhibit No.            Description of Exhibit

Exhibit 4.1
Specimen certificate representing the Common Stock of Datawatch (filed as Exhibit 4.4 to our Registration Statement on Form S-1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.2
Restated Certificate of Incorporation of Datawatch (filed as Exhibit 3.2 to our Registration Statement on Form S-1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.3
Certificate of Amendment to the Restated Certificate of Incorporation of Datawatch (filed as Exhibit 3.2 to the our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 previously filed with the SEC (File No. 000-19960) and incorporated herein by reference).

Exhibit 4.4	By-laws, as amended, of Datawatch (filed as Exhibit 3.3 to our Registration Statement on Form S-1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.5
2011 Equity Compensation and Incentive Plan of Datawatch (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2011 (File No. 000-19960) and incorporated herein by reference).

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.

Exhibit 23.1	Consent of Marcum LLP.

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

ITEM 9.  UNDERTAKINGS.

(a)  Datawatch hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Datawatch pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Datawatch hereby undertakes that, for purposes of determining any liability under the Securities Act to any purchaser, each filing of Datawatch’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Datawatch pursuant to the provisions described in Item 6, or otherwise, Datawatch has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Datawatch of expenses incurred or paid by a director, officer or controlling person of Datawatch in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Datawatch will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts on April 24, 2012.

DATAWATCH CORPORATION

By: /s/ Michael A. Morrison
Michael A. Morrison
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Michael A. Morrison and Murray P. Fish, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Michael A. Morrison	President, Chief Executive Officer and Director	April 24, 2012
Michael A. Morrison	(Principal Executive Officer)

/s/ Murray P. Fish	Chief Financial Officer, Treasurer, Vice President of Finance and Secretary	April 24, 2012
Murray P. Fish	(Principal Financial and Accounting Officer)

/s/ Richard de J. Osborne	Chairman of the Board	April 24, 2012
Richard de J. Osborne

/s/ Thomas H. Kelly	Director	April 24, 2012
Thomas H. Kelly

/s/ Terry W. Potter	Director	April 24, 2012
Terry W. Potter

/s/ William B. Simmons, Jr.	Director	April 24, 2012
William B. Simmons, Jr.

/s/ David C. Mahoney	Director	April 24, 2012
David C. Mahoney

INDEX TO EXHIBITS

Exhibit No.                           Description of Exhibit

Exhibit 4.1
Specimen certificate representing the Common Stock of Datawatch (filed as Exhibit 4.4 to our Registration Statement on Form S-1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.2
Restated Certificate of Incorporation of Datawatch (filed as Exhibit 3.2 to our Registration Statement on Form S-1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.3
Certificate of Amendment to the Restated Certificate of Incorporation of Datawatch (filed as Exhibit 3.2 to the our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 previously filed with the SEC (File No. 000-19960) and incorporated herein by reference).

Exhibit 4.4	By-laws, as amended, of Datawatch (filed as Exhibit 3.3 to our Registration Statement on Form S-1 previously filed with the SEC (File No. 33-46290) and incorporated herein by reference).

Exhibit 4.5
2011 Equity Compensation and Incentive Plan of Datawatch (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2011 (File No. 000-19960) and incorporated herein by reference).

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.

Exhibit 23.1	Consent of Marcum LLP.

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).